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                                                                   EXHIBIT 10.40




                                LICENSE AGREEMENT


                                     BETWEEN

                           INSITE VISION INCORPORATED

                                       AND

                              PHARMACIA & UPJOHN AB


                                JANUARY 28, 1999

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                               LICENSE AGREEMENT



        This LICENSE AGREEMENT (the "Agreement") is made and entered into January 28, 1999 and is effective as of the Closing Date (as defined in Section 15.1) by and between InSite Vision Incorporated, a Delaware corporation (including its Affiliates, referred to as "InSite"), and Pharmacia & Upjohn AB, a Swedish corporation (directly or through one of its Affiliates, referred to as "P&U").

                                    RECITALS


        WHEREAS, InSite is engaged in the research and development of compounds, formulations and pharmaceutical products for the prognosis, diagnosis and treatment of diseases and conditions of the human eye and of proprietary devices for the delivery of such products;

        WHEREAS, P&U and InSite have entered into a confidentiality agreement dated June 19, 1997 relating to the exchange of confidential and proprietary information regarding the COMPOUND (as defined below) and a Letter of Intent dated November 12, 1998;

        WHEREAS, P&U desires to obtain an exclusive license to develop, manufacture, process and use ISV 205 in the FIELD (as defined below) and finish, market, distribute, detail and sell the PRODUCT (as defined below) throughout the world, and InSite desires to grant such a license on the terms and conditions of this Agreement; and

        WHEREAS, P&U; Pharmacia & Upjohn, SA; and InSite have entered into a Stock Purchase Agreement executed on the same date as this Agreement (the "Stock Purchase Agreement").

        NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, InSite and P&U agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

        1.1 "AFFILIATE" means any person, firm, corporation, partnership, trust, limited liability company (LLC) or other entity, whether de jure or de facto, that directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with either InSite or P&U. "Control," "controlled by" and "under common control with" shall mean the power to direct or cause the direction of the


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management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation or LLC, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares or membership interests (as the case may be) shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

        1.2 "COMPOUND" means diclofenac sodium as active ingredient in ISV 205.

        1.3 "COMPULSORY LICENSE" means a license under the INSITE PATENT RIGHTS or INSITE KNOW-HOW obtained by a third party through the order, decree, or grant of a competent governmental authority, authorizing such third party to manufacture, process or use, or finish, market, distribute detail or sell PRODUCT(S), in either case, in the TERRITORY or in any portion thereof.

        1.4 "COST OF GOODS" means the cost of PRODUCT and inventory and other manufacturing and costs incurred with respect to the PRODUCT and shall be equal to the sum of Material Costs, Direct Labor Costs and Indirect Costs which are defined as follows:

               (a) "Material Costs" shall mean the prices paid for raw material components and purchased goods, including any packaging necessary for the shipment of PRODUCT, which are purchased from outside vendors, plus any freight and duty where applicable.

               (b) "Direct Labor Costs" shall mean the costs associated with the total labor hours directly required for or related to the manufacture of the PRODUCT (including salaries, wages and benefits).

               (c) "Indirect Costs" shall mean other costs associated with the operating unit manufacturing the PRODUCT, including expenses associated with quality assurance, manufacturing and engineering associated with the operating unit, straight line depreciation and property taxes specifically associated with the plant or plants manufacturing the PRODUCT (collectively "Overhead Costs"); provided, however, that Overhead Costs shall be allocated to the PRODUCT based on the percentage of the manufacturing facility used for the PRODUCT in the event that the PRODUCT is manufactured either in a facility that is also used to manufacture products other than the PRODUCT, or in a facility that is not used to full capacity in manufacturing the PRODUCT.

        1.5 "FIELD" means all uses and indications of the COMPOUND (other than the indications previously licensed to CIBA Vision pursuant to a License Agreement dated May 28, 1996), finished in whatever formulation or dosage or however delivered, including, but not limited to the use in the treatment of glaucoma, lowering intraocular pressure and the prevention of a rise in intraocular pressure after a steroid challenge.



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        1.6 "INFORMATION" means (i) techniques and data including, but not limited to, ideas (including patentable inventions), inventions, practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, and analytical and quality control data, manufacturing, patent and legal data, or descriptions and
(ii) chemical formulations, compositions of matter and assays, in either case relating to or useful in connection with the COMPOUND or the PRODUCT.

        1.7 "INSITE KNOW-HOW" means all INFORMATION that is (a) owned or controlled by InSite at any time during the TERM of this Agreement and (b) useful or necessary in connection with the COMPOUND or the PRODUCT in the FIELD.

        1.8 "INSITE'S KNOWLEDGE" means information and/or knowledge of InSite based on a commercially reasonable review of or investigation into the relevant facts pertaining to the subject matter.

        1.9 "INSITE PATENT RIGHTS" means the rights granted by any governmental authority under (a) any PATENTS covering the COMPOUND or the PRODUCT owned, licensed to, or controlled by InSite (whether in existence on the date hereof or hereafter arising), including but not limited to the rights InSite obtained from the Regents of the University of California pursuant to an Exclusive License Agreement dated March 5, 1993, (b) any PATENTS that issue from the PATENT APPLICATIONS listed in Schedule A, and (c) any other PATENT or PATENT APPLICATION (whether in existence on the date hereof or hereafter arising), that covers the PRODUCT and/or a method, apparatus, material, process or manufacture necessary or useful in connection with the COMPOUND or the PRODUCT in the FIELD.

        1.10 "NET SALES" means the gross invoice price billed to independent (parties that are not Affiliates) third party customers with respect to sales of the PRODUCT, less deductions for the following items to the extent actually paid or allowed and not reimbursed by the customer or any third party and specifically allocated to sales of the PRODUCT: (i) sales, use or excise taxes and duties, and any other governmental charges imposed upon the use or sale of the PRODUCT, (ii) reasonable trade, quantity and cash discounts or rebates allowed and which are customary in connection with the marketing and sale of products similar to the PRODUCT, (iii) Medicaid or other federal or state rebates and adjustments, (iv) reasonable fees, commissions, rebates or chargebacks lawfully paid pursuant to contracts with hospitals, managed care organizations, group purchasing organizations, and other entity purchasers, to the extent specifically related to and based on the number of units of the PRODUCT sold to members of the group, (v) allowances, chargebacks, refunds and credits to customers on account of rejection or return of the PRODUCT, or on account of retroactive price reductions affecting the PRODUCT. NET SALES shall not include the supply of the PRODUCT as commercial samples or for use in clinical or marketing studies undertaken pursuant to this Agreement.



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       1.11 "NDA" means (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially a pharmaceutical or biological therapeutic products or delivery systems or device filed with the United States Food and Drug Administration ("FDA") or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products, delivery systems and devices in the United States, including all information included in drug master files related to such application(s), and (b) any related registrations with or notifications to the FDA.

        1.12 "PATENTS" means (i) valid and enforceable letters patent and utility models including any extension, registration, confirmation, reissue, re-examination or renewal thereof and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a PATENT APPLICATION, all as such cover PRODUCT(S) or COMPOUNDS.

        1.13 "PATENT APPLICATIONS" means an application for a patent filed with the Patent and Trademark Office in the U.S. or its equivalent elsewhere.

        1.14 "PRODUCT(S)" means any and all formulations and dosages of the finished and packaged COMPOUND for use in the FIELD with or without the VEHICLE.

        1.15 "PROOF OF CONCEPT" means the completion, as determined by the Development Committee (as defined below), in its sole discretion, of InSite's ongoing Phase II clinical trial of the PRODUCT and shall also include the completion by InSite of all tasks (including, but not limited to requests by the Food and Drug Administration or its equivalent) necessary for P&U to start its own Phase II clinical trial.

        1.16 "PROJECT" means the research and development program to be conducted by InSite and P&U under this Agreement pursuant to Article 3 with respect to the development, manufacture, processing and use of the COMPOUND in the FIELD and the finishing, marketing, distribution, detailing and sale of the PRODUCT(S).

        1.17 "REGULATORY APPROVAL" means (a) in the United States, approval by the FDA of an NDA and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to make and sell the PRODUCT commercially in such country, including, where applicable, labeling and pricing approval, and, if required for commercialization of the PRODUCT, governmental or third party reimbursement approval and/or inclusion on any governmental formularies effective in such country.

        1.18 "RELATED TECHNOLOGY RIGHTS" means worldwide rights of reference to all data contained in CIBA Vision's NDA or similar health registrations for



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Voltaren Opthalmic Sterile solution, as well as preclinical studies, if any, required for PRODUCT registration and/or approval.

        1.19 "TERM" means the period of time during which this Agreement is in effect under Section 15.2.

        1.20 "TERRITORY" means all the countries of the world.

        1.21 "VEHICLE" means InSite's DuraSite sustained-release delivery vehicle used, among other things, for the delivery of the COMPOUND.

                                    ARTICLE 2

                                      GRANT

        2.1 LICENSE TO P&U. InSite grants P&U the sole and exclusive license in the TERRITORY, with a right to sublicense, with due notice to InSite, under INSITE PATENT RIGHTS and INSITE KNOW-HOW, to (i) develop, manufacture, process and use the COMPOUND in the FIELD and (ii) finish, market, distribute, detail and sell the PRODUCT(S).

        2.2 ACCEPTANCE OF GRANT. P&U accepts the grant of the exclusive license rights set forth in paragraph 2.1 and confirms that it shall use its reasonable, best efforts consistent with accepted business practices and legal requirements to develop, obtain regulatory approval of, promote, market and sell the PRODUCT(S) in the TERRITORY and shall not discontinue these reasonable best efforts to develop, obtain regulatory approval of, promote, market and sell the PRODUCT(S) in the TERRITORY for any reason other than force majeure, mutual agreement of the parties, lack of efficacy, and/or material adverse side effects that would demonstrate that the PRODUCT(S) is not suitable as a medicine for human use.

                                    ARTICLE 3

                          DEVELOPMENT PROGRAM; FUNDING

        3.1 PROJECT. P&U and InSite will undertake necessary activities in the PROJECT for the joint development of the PRODUCT. Both parties will use diligent efforts to develop the PRODUCT.

        3.2 PROOF OF CONCEPT. InSite shall oversee and be responsible for only the development of the COMPOUND through PROOF OF CONCEPT and shall bear all associated costs and expenses; provided, however, that these costs and expenses do not exceed the Development Payments (as defined below). P&U shall take over responsibility for the PROJECT, including budgeting and regulatory matters, upon PROOF OF CONCEPT and shall bear all associated costs; provided that, to the extent InSite receives from P&U additional Development Payments (as defined below), InSite may be required by the Development Committee (as defined below) to spend up to that



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amount on costs and expenses  associated with the PROJECT.  Prior to
PROOF OF CONCEPT, InSite shall complete all tasks necessary to place P&U in the position to commence its own Phase II clinical trials.

        3.3    DEVELOPMENT COMMITTEE; WORK PLAN.

                     (a) Within ten (10) business days after the Closing Date,
               InSite and P&U shall organize a Development Committee (the "DC") consisting of two members from each party. P&U shall select one of its members to serve as a chairperson of the DC.

                      (b) The DC shall plan, coordinate and manage the overall
               PROJECT, at least through PROOF OF CONCEPT, and serve as a forum for communication between the parties. Each member of the DC will be responsible for keeping the party he or she represents informed of the status of the PROJECT. The DC will insure that the overall PROJECT, through PROOF OF CONCEPT, proceeds in a timely and coordinated fashion.

                      (c) The DC will operate by consensus, and all decisions
               shall be made by a majority vote of the members. In the event of a deadlock on any matter to be decided by the DC, the chairperson shall cast the deciding vote.

                      (d) The DC will develop and modify from time to time a
               Work Plan ("Work Plan") that covers the PROJECT through Phase II clinical trials, including but not limited to clinical supplies, further clinical development, manufacturing and regulatory matters. The Work Plan will outline in detail the objectives, activities, responsibility, funding and timing of the PROJECT work to be done for the next calendar year. The DC will also develop in detail a cost estimate ("Cost Estimate") for the PROJECT work to be done by the parties. Within 30 days after the Closing Date, the DC will develop and propose to the parties for approval a detailed 1999 Work Plan and Cost Estimate. Should PROOF OF CONCEPT not be achieved by , the DC will develop a detailed Work Plan and Cost Estimate for the next calendar year.

                      (e) The DC shall operate consistent with the following
               procedures, which the DC can modify from time to time:

                             (i) The chairperson shall be responsible for the
                      timing, agenda, and minutes of each DC meeting.

                             (ii) The location of the DC meeting will alternate
                      between InSite's facility and one of P&U's facilities.



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                             (iii) The DC will meet no fewer than four times
                      annually.

                             (iv) Non-members of the DC are welcome to attend
                      provided reasonable prior notice is given to and approved by the DC.

                             (v) Minutes of each DC meeting will be summarized
                      within two weeks after the meeting and will not be official until the chairperson has agreed to them.

                      (f) Each party will bear its own costs and expenses
               associated with participation in the DC, and each party may change its DC members upon notice to the other party.

                      (g) The DC may be disbanded after PROOF OF CONCEPT. In the event the DC is disbanded, P&U shall have all the rights and shall undertake all responsibilities of the DC as set forth herein or otherwise related to the PROJECT.

        3.4    DEVELOPMENT PAYMENTS.

                      (a) In partial consideration for the licenses granted
               pursuant to Article 2, P&U agrees to pay to InSite certain development payments (the "Development Payments"), which InSite must use solely to fund the PROJECT and InSite's research and development of the PRODUCT through PROOF OF CONCEPT. P&U and InSite understand that InSite may incur costs relative to the PROJECT prior to receipt of the Development Payments, in which case such payments may be used to reimburse InSite for its past expenses. P&U shall have the right to audit InSite records upon reasonable notice, during normal business hours and solely for the purpose of confirming that the Development Payments are used in connection with the PROJECT. InSite acknowledges that P&U made a Development Payment in the amount of to InSite upon the execution of a Letter of Intent between the parties dated November 12, 1998.

                      (b) Each Development Payment shall be in the amount of
                              * and, subject to InSite's compliance with the terms of this Agreement and the Stock Purchase Agreement, shall be payable monthly in accordance with Section 3.4(d) to InSite, * (the "Initial Term").

                      (c) P&U will make     *     additional monthly Development
               Payments to InSite          *          and * Development Payments
               to InSite *

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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                              *         provided, however, that


                             (i) P&U shall not be obligated to make Development
                      Payments in the First Renewal Term if PROOF OF CONCEPT has not been achieved by the end of the Initial Term, or P&U has notified InSite at least ninety (90) days prior to the end of the Initial Term that it will not make additional Development Payments; and

                             (ii) P&U shall not be obligated to make Development
                      Payments in the Second Renewal Term if P&U has notified InSite at least ninety (90) days prior to the end of the First Renewal Term (i.e., at the end of the Initial Term if the Development Payments are to be made in the First Renewal Term) that it will not make additional Development Payments.

                      (d) Each Development Payment due to InSite under Section
               3.4(b) shall be made within fifteen (15) days following the end of each month during the Initial Term, First Renewal Term and Second Renewal Term, as applicable. In the event that any payment is not made within forty-five (45) days of InSite providing P&U with notice of non-payment, InSite shall be entitled to turn this Agreement into a semi-exclusive license.

        3.5 SUBCONTRACTING PERMITTED. InSite and P&U acknowledge and agree that portions of the work involved in the PROJECT may be performed on behalf of either party by third parties, at the DC's sole discretion, provided that, for any material subcontract, (a) subcontractors have executed and delivered written assignments granting such party sole ownership of all patent rights and know-how that may be developed by the subcontractors, (b) such party and the subcontractor shall be jointly and severally liable for the complete and timely performance by the subcontractor of the work, and (c) if work which is desired to be subcontracted is required to be performed according to current Good Laboratory Practices or Good Manufacturing Practices, as established and revised from time to time by the FDA, then either the subcontracting of the work must be provided for in an already approved Work Plan or the proposed subcontracting should be discussed and agreed in the DC within a reasonable period of time before the work begins.

                                    ARTICLE 4

                               PRODUCT DEVELOPMENT

        4.1 SELECTION OF FORMULATIONS. The DC shall be solely responsible for evaluating and selecting the active components and formulations resulting from the PROJECT for potential development into PRODUCT(S).

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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        4.2 CLINICAL TRIALS: EXPENSES. After PROOF OF CONCEPT, P&U shall be responsible for all future development work and non-clinical and clinical testing of formulations, at its own expense, although InSite, subject to the limitation set forth in paragraph 3.2, shall continue to provide such support for such testing as P&U reasonably requests.

        4.3 OWNERSHIP OF THE DATA, DATABASE IND'S AND NDA'S. P&U will be the sole owner of (a) all the data generated by the non-clinical and clinical testing of the PRODUCT(S), (b) the database for such data, (c) all IND's filed for clinical studies of the PRODUCT(S) and any comparable regulatory filings outside the Untied States, and (d) all NDA's (collectively referred to as the "Data"). InSite shall not have any reference rights to the Data. Upon P&U's reasonable request, InSite shall promptly assist P&U, and shall use commercially reasonable efforts to contractually obligate its vendors and subcontractors to assist P&U, in preparing and obtaining favorable review of IND's relating to the PRODUCT(S) and the foreign equivalents of such IND's, the costs and expenses of which shall be borne solely by P&U, including credit for any Development Payment. If P&U so desires, InSite shall transfer to P&U any IND's relating to the PRODUCT(S) owned by InSite.

        4.4 REGULATORY FILINGS. P&U or its licensees shall be responsible for the preparation of suitable applications for REGULATORY APPROVAL in the TERRITORY and shall be the owner and party of record of all such applications, including all NDAs. The DC shall determine those initial countries of the TERRITORY in which to file such applications. At P&U's request, InSite shall promptly assist P&U, and shall use commercially reasonable efforts to contractually obligate its vendors and subcontractors to assist P&U in the preparation of such applications and the obtaining of REGULATORY APPROVALS by, among other things, (a) providing P&U with all needed INSITE KNOW-HOW, INFORMATION, reports, authorizations, certificates, methodologies, specifications and other documentation which InSite owns or controls and which relate to or are useful in connection with the PRODUCT or the COMPOUND, (b) making InSite's facilities available for inspections by the FDA and other governmental authorities, and making InSite's personnel available to the FDA and other governmental authorities and (c) shall use commercially reasonable efforts to contractually obligate its vendors and subcontractors to make their facilities available for inspections by the FDA and other governmental authorities and to make their personnel available to the FDA and other governmental authorities.

        4.5 DEVELOPMENT DILIGENCE. InSite and P&U acknowledge that the successful development of PRODUCT(S) (including any improvements) under this Agreement will require a collaborative effort, such that both parties agree to use diligent efforts to timely complete the activities required in this Agreement and outlined in any Work Plan.

        4.6 PACKAGING. P&U shall own all trademarks relating to the PRODUCT, other than DuraSite, which InSite shall continue to own and which InSite shall permit



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P&U to use, solely in connection with the marketing and sale of the PRODUCT(S), royalty free, for the TERM of this Agreement. If InSite requests, and to the extent allowable by law, PRODUCT will carry the InSite trademark with respect to the VEHICLE pursuant to a royalty free trademark license agreement to be negotiated between the parties in good faith.

                                    ARTICLE 5

                                COMMERCIAL RIGHTS

        5.1 INSITE PATENTS ROYALTY. In consideration of the License granted in
Article 2, P&U shall pay InSite a royalty on NET SALES of PRODUCT(S) sold by P&U or on the selling price to its distributors in each country in which and for so long as any of the manufacture, use or processing of the COMPOUND for use in the FIELD or any of the finishing, marketing, distribution, detailing or sale of the PRODUCT(S) would infringe INSITE PATENT RIGHTS in the absence of this Agreement. Subject to the other terms of this Article 5, the royalty percentage rate shall
be *                 of NET SALES of the PRODUCT(S) in each country of the
TERRITORY. However, in no event shall the royalty (including any royalty that P&U may pay to CIBA Vision), together with the COST OF GOODS, exceed * of NET SALES.

        5.2 KNOW-HOW. Notwithstanding the termination of this Agreement pursuant to Article 15, InSite grants P&U a perpetual, irrevocable and fully paid license to use the INSITE KNOW-HOW in consideration of P&U's royalty payments pursuant to paragraph 5.1, P&U's development payments and P&U's equity investment pursuant to the Stock Purchase Agreement.

        5.3 ROYALTY BASIS. The royalties payable in any particular calendar quarter shall be based upon the aggregate NET SALES of PRODUCT(S) during such quarter in those countries of the TERRITORY where royalties are due on such PRODUCT(S).

        5.4 COMPULSORY LICENSE. If InSite or P&U learns of or receives notice that a third party obtained a COMPULSORY LICENSE in any country within the TERRITORY, then the parties shall promptly notify each other. If the royalty rate payable by the grantee of the COMPULSORY LICENSE is less than the royalty rate set forth in paragraph 5.1, then the royalty rate set forth in paragraph
5.1 shall be reduced to such lower rate (net of any financial benefit received by P&U under such COMPULSORY LICENSES) in the subject country for so long as sales are made pursuant to the COMPULSORY LICENSE, provided that in no event shall the royalties paid to InSite be reduced below the amount of royalties InSite is requested to pay to third parties.

        5.5 THIRD PARTY ROYALTIES. InSite shall be responsible for the payment of all royalties due and owing to the Regents of the University of California. P&U shall be responsible for the payment of royalties of * to CIBA Vision Corporation. With respect to NET SALES of the PRODUCT in any country in the TERRITORY, InSite will also provide an equitable reduction in the royalty rate on NET

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


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SALES of the PRODUCT(S) in such country in the event that P&U must obtain any other license from any third party in order to develop, manufacture, market, sell or detail the PRODUCT(S) in such country.

        5.6 PAYMENTS. Royalties payable due under paragraph 5.1 will be paid to InSite not later than forty-five (45) calendar days following the end of each calendar quarter and each such payment shall be accompanied by a reasonably detailed written report showing the period to which such payment applies, the amount billed to unaffiliated third parties for PRODUCT(S) during such calendar quarter, the deductions from the amount billed to arrive at NET SALES, the total NET SALES for the period and the royalties due on such NET SALES. Royalties payable under this paragraph 5.6 will be deposited by P&U by the date due in a bank chosen by InSite.

        5.7 CURRENCY OF PAYMENT. All payments to be made by P&U to InSite pursuant to this Agreement shall be made in U.S. Dollars. NET SALES outside the U.S. shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars based on P&U's internal exchange rates used in preparing P&U's consolidated earnings statements for such quarter. All such converted NET SALES shall be consolidated with U.S. NET SALES for the corresponding period and the applicable royalty payable determined therefrom.

        5.8 REGULATORY AND MARKETING DILIGENCE. Subject to the limitations set forth in paragraph 2.2, P&U shall have no obligation to launch a PRODUCT(S) in any country in which it is unable to obtain labeling, pricing or governmental or third party reimbursement satisfactory to P&U, nor shall P&U be obligated to pursue REGULATORY APPROVAL in any country within the TERRITORY if such effort cannot be justified due to political, economic, commercial or other circumstance in such country.

        5.9 SINGLE ROYALTY. Royalties payable under paragraph 5.1 will be payable only once with respect to a particular unit of PRODUCT(S) and will be paid only once regardless of there being INSITE PATENT RIGHTS applicable to such PRODUCT(S) under more than one PATENT.

        5.10 DISTRIBUTION AGREEMENT. In the event P&U enters into any distribution agreement pursuant to Article 2 to others to market, distribute, detail or sell PRODUCT(S), such agreements shall require P&U to account for and report its sales of PRODUCT(S) to such distributors, and P&U shall pay royalties to InSite on such sales.

        5.11 MAINTENANCE OF LICENSES FROM THIRD PARTIES. So as not to adversely affect P&U's right to INSITE PATENT RIGHTS and INSITE KNOW-HOW under this Agreement, InSite agrees during the TERM of this Agreement: (a) not to take any actions to terminate or restrict its rights under any third party license agreements relating to the PRODUCT or other agreements which give rise to such rights and know-how, (b) to discharge all of InSite's material obligations and responsibilities under any such third party license agreements or other agreements relating to the PRODUCT, including without limitation, making all required payments thereunder (other than payments to



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CIBA Vision, which shall be the responsibility of P&U as provided in paragraph
5.5) and (c) to notify P&U promptly of InSite's receipt of any notices of breach under any such third party license agreements or other agreements relating to the PRODUCT.

                                    ARTICLE 6

                         SUPPLY OF COMPOUND AND VEHICLES

        6.1 GENERAL. Sections 6.2 through 6.6 set forth the terms and conditions that will govern the manufacture of the COMPOUND for use in the PROJECT after PROOF OF CONCEPT but prior to the commercialization of PRODUCT(S), unless and until superseded by a manufacturing and supply agreement to be entered into after the Closing Date.

        6.2 MANUFACTURE AND SUPPLY OF COMPOUND FOR THE PROJECT. After PROOF OF CONCEPT, InSite will deliver to P&U such quantities of COMPOUND as are required in order to meet the PROJECT needs throughout the research term, at P&U's cost and expense and in accordance with the Work Plan.

        6.3 MANUFACTURE AND SUPPLY OF VEHICLE FOR THE PROJECT. After PROOF OF CONCEPT, InSite will supply P&U with a sufficient amount of VEHICLE to meet the PROJECT needs, at P&U's cost and expense.

        6.4 REPRESENTATIONS AND WARRANTIES. InSite represents and warrants to P&U as follows: (a) the COMPOUND and VEHICLE shall be manufactured and processed in compliance with current Good Manufacturing Practice as specified in the United States Code of Federal Regulations, applicable Investigational New Drug applications, and all other U.S. and other non U.S. governmental rules and regulations applicable to the COMPOUND and the VEHICLE and their manufacture,
(b) shall meet and conform to the specifications for the COMPOUND and VEHICLE in effect at the time of delivery, (c) shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act of 1938, as amended from time to time, nor constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act, (d) shall conform to the certificates of analysis supplied with the shipment of the COMPOUND, (e) shall be packaged and shipped in accordance with mutually agreed to procedures, and (f) shall be free and clear of any lien or encumbrance.

        6.5 SHIPPING TEST. Within *               of the PROOF OF CONCEPT and in
accordance with the Work Plan, InSite will complete a shipping test with the COMPOUND and the PRODUCT(S) to determine whether shipment of such COMPOUND or PRODUCT(S) causes degradation of the formulation. The protocol for the test will be subject to approval by the DC.

        6.6 INSPECTIONS. During regular business hours and upon reasonable advance notice, P&U personnel shall be permitted, at its discretion, to inspect the facilities of InSite and its subcontractors and observe manufacturing activities, to the extent necessary

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

and for the sole purpose of assessing compliance with applicable regulatory, environmental and other governmental regulations and identifying safety and occupational risks (if any) associated with the manufacturing activities.

                                    ARTICLE 7

                           RECORD KEEPING AND AUDITS.

        7.1 RECORD KEEPING. InSite and P&U shall keep complete and accurate records pertaining to the development, use and sale of PRODUCT(S) in sufficient detail to permit the other party to confirm, in the case of InSite, its research and development efforts and costs and its audit, manufacturing and processing activities and costs under this Agreement, and in the case of P&U, its clinical research, regulatory approval and commercialization efforts and the accuracy of calculations of all royalty payments.

        7.2 RECORDS RETENTION. All records and information required under 7.1 shall be maintained for the longer of: (a) four (4) years following the year in which any such efforts or payments were made hereunder and (b) such longer period as may be required by law.

        7.3 AUDIT REQUEST. InSite and P&U shall have the right to audit each other's records, at their own expense and on an annual basis, to determine, with respect to any calendar year, the accuracy of any report or payment made under this Agreement, but only once with respect to each calendar year; provided, however, that if any discrepancy exceeds five percent (5%), the cost and expenses of such audit shall be paid by the party against whom the discrepancy is found. If a party desires to audit such records, it shall engage an independent, certified public accountant reasonably acceptable to the other party, to examine such records. The accountant shall be instructed to provide to the other party a report on the findings concerning any report made or payment submitted by the audited party during such period. Any INFORMATION received by a party pursuant to this paragraph 7.3 shall be deemed to be Confidential Information (as defined in paragraph 13.1) hereunder. This paragraph 7.3 shall survive any termination of this Agreement for a period of four (4) years.

                                    ARTICLE 8

                                     PATENTS

        8.1 EXISTING INSITE PATENT APPLICATIONS. With respect to any pending PATENT APPLICATION existing as of the Closing Date relating to the use of the COMPOUND in the FIELD: (a) InSite shall remain the owner of the application, (b) InSite shall continue to bear the full costs of and responsibility for preparing, filing and prosecuting the application, (c) InSite will keep P&U reasonably informed of the status of any such existing PATENT APPLICATIONS, and
(d) the application and any patents issuing thereon shall constitute INSITE PATENT RIGHTS for purposes of this Agreement.

        8.2    FUTURE PATENT APPLICATIONS.

                      (a) With respect to any PATENT APPLICATION for existing
               sole inventions in the FIELD owned, licensed to or controlled by InSite that are filed in the future:

                             (i) InSite shall remain the owner of each such sole
                      invention subject to such PATENT APPLICATION.

                             (ii) If, anywhere in the TERRITORY, InSite
                      determines to file a PATENT APPLICATION for an invention covering the use of the COMPOUND in the FIELD, then (A) InSite will prepare a first draft of the application and furnish a copy of the draft to the DC or P&U, as applicable, for comment at least 30 days before filing the application, (B) InSite will reasonably consider all revisions as requested by the DC or P&U, as applicable, and file the application in each country in which the DC or P&U, as applicable, elects to do so, (C) InSite will bear the full costs of preparing, filing and prosecuting the application and InSite will control the prosecution of the application, (D) in any country in which InSite elects not to file the application, P&U may file the application at its own cost and control the prosecution thereof (in which event it will keep the DC, if applicable, reasonably informed of the application's progress), and (E) each application and any patents issuing thereon filed by InSite will constitute INSITE PATENT RIGHTS for purposes of this Agreement.

                             (iii) If InSite elects not to file a PATENT
                      APPLICATION covering an invention covering the use of the COMPOUND in the FIELD anywhere in the world, then (A) the invention will remain a trade secret of InSite (unless (C) below becomes applicable), (B) if the invention constitutes INSITE KNOW-HOW, it will be subject to the same provisions as other INSITE KNOW-HOW (unless (C) below becomes applicable), and (C) P&U shall have the right to cause InSite to file such PATENT APPLICATIONS for the invention, at P&U's sole cost and expense, anywhere in the world, with all rights in such PATENT APPLICATION and any resulting PATENT being assigned by InSite to P&U, without the payment of any consideration.


                      (b)    Future Sole Inventions:

                             (i) Each party shall be the initial sole owner of
                      each future invention and discovery related to the use of the COMPOUND in the FIELD. ("Future Sole Invention"), acquired or developed solely by such party or its employees, consultants or subcontractors after the Closing Date.

                             (ii) Each party shall be solely responsible for
                      electing, in its sole discretion, whether to file a Patent Application for each of its Future Sole Inventions.

                             (iii) If a party elects to file a PATENT
                      APPLICATION for one of its Future Sole Inventions in at least one country in the TERRITORY, then (A) the filing party will prepare a first draft of the patent application, (B) the filing party will furnish a copy of the draft to the DC or P&U, if applicable, for informational purposes only, at least thirty (30) days before filing the application, (C) the filing party will bear the full costs of preparing, filing and prosecuting the application and maintaining any patents that issue on the application, (D) in any countries in which the filing party elects not to file an application for the Future Sole Invention, the other party may file its own application (in which event the provisions of this paragraph 8.2(b)(iii)(A) to (C) shall apply, modified as appropriate and (E) if the filing party is InSite, the applications and patents referred to in this paragraph 8.2(b)(iii) will constitute INSITE PATENT RIGHTS for purposes of this Agreement.

                             (iv) If a party elects not to file any PATENT
                      APPLICATION for one of its Future Sole Inventions anywhere in the TERRITORY, then (A) the Sole Invention will remain a trade secret of the inventing party, (B) if the Future Sole Invention constitutes INSITE KNOW-HOW, it will be subject to the same provisions as other INSITE KNOW-HOW and (C) the other party will not have the right to file any PATENT APPLICATIONS for the Future Sole Invention anywhere in the world.

        8.3    JOINT INVENTIONS.

                      (a) Definitions. For purposes of this paragraph 8.3, the
               following terms shall have the specified definitions:

                             (i) "Joint Invention" means each invention or
                      discovery acquired or developed jointly (as determined by U.S. law of inventorship) by the parties (together with their employees, consultants and subcontractors) under this Agreement.


                             (ii) "Field Joint Invention" means a Joint
                      Invention that is at the time of its invention necessary or useful within the FIELD.

                             (iii) "Other Joint Invention" means a Joint
                      Invention that is not a Field Joint Invention.


                      (b)    Field Joint Inventions.

                             (i) To the extent it is practical to do so, PATENT
                      APPLICATIONS for Field Joint Inventions shall be separately defined and prosecuted.

                             (ii) If the DC or P&U, as applicable, elects to
                      authorize the filing of a PATENT APPLICATION for a Field Joint Invention, then (A) InSite will prepare a first draft of the application and furnish a copy of the draft to the DC or P&U, as applicable, for comment at least thirty (30) days before filing the application, (B) InSite will revise the application as requested by the DC or P&U, as applicable, and file the application in each country in which the DC instructs it to do so, (C) InSite and P&U will share the full costs of preparing, filing and prosecuting the application and InSite, through the DC, as applicable, will control the prosecution of the application, provided that, in the event InSite shall fail to pay its share of such costs, such failure shall not constitute a breach of this Agreement, (D) in any country in which the DC or P&U, as applicable, does not instruct InSite to file the application, InSite may file the application, at its own cost (in which event it will keep the DC or P&U, as applicable, reasonably informed of the application's progress), and (E) each application and any patents issuing thereon will constitute shared patent rights for purposes of this Agreement and no additional royalties shall be payable under this Agreement.

                             (iii) If the DC or P&U, as applicable, elects not
                      to authorize the filing of a PATENT APPLICATION for a Field Joint Invention anywhere in the world, then (A) the joint invention will remain a trade secret, (B) if the joint invention constitutes INSITE KNOW-HOW, it will be subject to the same provisions of this Agreement as other INSITE KNOW-HOW and (C) neither P&U nor InSite will have the right to file any PATENT APPLICATIONS for the joint invention anywhere in the world.

               (c)    Other Joint Inventions.

                            (i) Each party shall retain its joint ownership
                     interest in each Other Joint Invention.

                             (ii) If the parties mutually decide to file a
                      patent application for an Other Joint Invention in one or more countries, then the following provisions shall apply to each such application: (A) InSite shall prepare a first draft of the patent application, (B) InSite will furnish a copy of the draft to P&U for P&U's comment and approval at least thirty (30) days before filing the application, (C) the parties will share equally the full costs of preparing, filing and prosecuting the application and maintaining any patents that issue on the application, provided that, in the event InSite shall fail to pay its share of such costs, such failure shall not constitute a breach of this Agreement, (D) in any countries in which one of the parties does not support filing an application for the Other Joint Invention, the other party may file its own application in the name of both parties, but at its own cost, and (E) the parties will negotiate the terms and conditions of the respective parties rights to use the Other Joint Invention before or after the filing of a PATENT APPLICATION.

        8.4 COOPERATION. Each party will cooperate with the other and will cause its employees, consultants and subcontractors to cooperate with the other, in completing any PATENT APPLICATIONS for Field Joint Inventions and Other Joint Inventions, and in executing and delivering any instrument required to permit the other party to exercise its rights and discharge its obligations under this paragraph 8.4, including where appropriate instruments assigning its joint ownership interest in a Field Joint Invention. On a semi-annual basis, InSite agrees to present an up-date of the INSITE PATENTS RIGHTS to the DC and to discuss the strategy for the protection of intellectual property rights related to the PROJECT.

        8.5 ISSUED PATENTS. InSite shall take all steps necessary to maintain, for the full life thereof, all issued PATENTS, whether claiming Joint Inventions or inventions owned, licensed to or controlled solely by InSite, which underlie INSITE PATENT RIGHTS.

        8.6    PATENT EXTENSION.

                     (a) P&U shall have the right, upon consultation with
               InSite, to file on behalf of and as agent for InSite (at P&U's sole cost and expense), all applications and to take all actions necessary (i) to obtain the benefits of the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto to the extent such benefits relate to the PRODUCT(S) and (ii) to extend the lives of the INSITE PATENTS RIGHTS that claim PRODUCT(S) constituting drug products or otherwise involve the protection of such products to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates. InSite agrees to execute and deliver such further authorizations and instruments and to take such further actions as may be reasonably requested by P&U to implement the foregoing.

                      (b) To the extent the INSITE PATENTS RIGHTS are subject to regulations or statutes comparable to those referred to in paragraph 8.6(a), InSite agrees to exercise its rights under such regulations and statutes in a fair and equitable manner that takes into account the legitimate commercial interests of P&U, upon consultation with P&U.

        8.7. PUBLIC DISCLOSURE. Each party agrees to delay any public disclosure of the subject matter of any PATENT APPLICATION to which this Article 8 applies until the filing of all U.S. and intended foreign applications but in no event more than one (1) year from the first filed (priority) application.

                                    ARTICLE 9

                         REPRESENTATIONS AND WARRANTIES

        9.1 INSITE. InSite represents and warrants to P&U as follows:

                      (a) InSite has delivered to P&U copies of all INSITE
               KNOW-HOW, together with any other information now owned, licensed to or controlled by InSite that is reasonably necessary or useful to a complete understanding of the prospects for the PRODUCT(S) and the PROJECT including without limitation complete reports on all serious adverse experiences associated with the use of the PRODUCT(S) and the VEHICLE in connection with the PRODUCT.

                      (b) Based on INSITE'S KNOWLEDGE, all INSITE KNOW-HOW and
               other INFORMATION of a material nature delivered by InSite to P&U was, and is currently, accurate, correct and complete.

                      (c) Schedule A contains an accurate, correct and complete
               list of all PATENT APPLICATIONS owned, licensed to or controlled by InSite claiming inventions that may be useful or necessary in the FIELD, and all PATENTS owned, licensed to or controlled by InSite claiming inventions that may be useful or necessary in the FIELD, and InSite has made available to P&U or its outside patent counsel all material information known to InSite relating to the prospects for issuance of PATENTS from such PATENT APPLICATIONS and the validity and enforceability of such PATENTS.

                      (d) InSite has sufficient legal and/or beneficial right,
               title and interest in, to and under the INSITE PATENT RIGHTS, the INSITE KNOW-HOW and its other intellectual property rights to conduct its business as now conducted and as currently proposed to be conducted under this Agreement and to grant the licenses contained herein.

                      (e) Based on INSITE'S KNOWLEDGE, the conduct of its
               business as currently conducted does not violate, and the conduct of its business as proposed under this Agreement would not violate, any of the intellectual property rights of any other person or entity relating to the use of the COMPOUND in the FIELD or the PRODUCT(S).

                      (f) Based on INSITE'S KNOWLEDGE, there has been no, and
               there currently is no, material unauthorized use, infringement or misappropriation of any INSITE KNOW-HOW or INSITE PATENT RIGHTS.

                      (g) The execution and delivery of this Agreement by InSite and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality.

                      (h) All of InSite's employees, officers, relevant
               subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it as well as the confidential information of a third party which it may receive.

                      (i) InSite has not, and during the TERM of this Agreement
               will not, grant any right to any third party relating to the INSITE PATENT RIGHTS and INSITE KNOW-HOW which conflicts with the rights granted to P&U under this Agreement.

                      (j) Based on INSITE'S KNOWLEDGE, neither InSite, nor any
               of its employees, officers, subcontractors or consultants who has rendered services relating to the PRODUCT(S) or the use of the COMPOUND in the FIELD has ever been debarred or, to InSite's actual knowledge, convicted of a crime for which an entity or person could be debarred under 21 USC Section 335a. To the best of InSite's knowledge, neither InSite nor any of its employees, officers, subcontractors or consultants is the subject of a debarment proceeding or under indictment for a crime for which a person or entity could be debarred under that Section.

                      (k) The COMPOUND and the PRODUCT(S) used in clinical
               studies by InSite to date have been manufactured in registered GMP-compliant facilities in accordance with applicable Good Manufacturing Principles regulations.

                      (l) InSite will use commercially reasonable efforts to
               continue the employment of key employees and managers, including but not limited to Dr. Kumar Chandrasekaran to participate in and assist with the PROJECT, until PROOF OF CONCEPT.

                      (m) Flavine International is a reliable, approved source
               of diclofenac sodium and is presently supplying diclofenac to CIBA Vision. Heumann Pharma GbmH is the manufacturer of the diclofenac supplied by Flavine International. The Drug Master File is 8121.

        9.2    P&U. P&U represents and warrants to InSite as follows:

                      (a) P&U's execution and delivery of this Agreement and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality.

                      (b) All of P&U's employees, officers, relevant
               subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions within the FIELD made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it, as well as the confidential information of a third party which it may receive.

                      (c) All of P&U's employees, officers, relevant
               subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it as well as the confidential information of a third party which it may receive.

                      (d) To its knowledge, neither P&U, nor any of its
               employees, officers, subcontractors or consultants who has rendered services relating to the PRODUCT(S) or the use of the COMPOUND in the FIELD (i) has ever been debarred or, to its actual knowledge, convicted of a crime for which an entity or person could be debarred under 21 USC Section 335a or (ii) is the subject of a debarment proceeding or under indictment for a crime for which a person or entity could be debarred under that Section.

                                   ARTICLE 10

                       INFRINGEMENT OF THIRD PARTY RIGHTS

        10.1 NOTICE. If the development, manufacture, processing or use of the COMPOUND in the FIELD or the finishing, distributing, marketing, detailing or sale of

PRODUCT(S) results in a claim for patent infringement, the party first having notice shall promptly notify the other party in writing. The notice shall set forth the facts of the claim (to the extent known by the party having notice) in reasonable detail.

        10.2 DEFINITIONS. For purposes of this Article 10, the following terms shall have the specified meanings:

                     (a) "Existing Patent Claim" means any claim against a party referred to in paragraph 10.1 that is based on an alleged infringement of a third party's patent that issues from a PATENT APPLICATION that (1) is published at least ninety (90) days prior to the Closing Date of this Agreement or (2) claims priority from a PATENT APPLICATION published at least ninety (90) days prior to the Closing Date of this Agreement.

                     (b) "Vehicle Claim" means any claim referred to in
               paragraph 10.1 that is based on the allegation that the development, manufacture, use, finishing, distribution, marketing or sale of the VEHICLE infringes a third party's rights.

                     (c) "Product Claim" means any claim referred to in
               paragraph 10.1 that is based on the allegation that the PRODUCT(S) infringes a third party's rights.

                     (d) "Subject Claim" means any Existing Patent Claim,
               Vehicle Claim, or Product Claim.

        10.3 CONTROL OF DEFENSE AGAINST EXISTING PATENT CLAIMS, VEHICLE CLAIMS
AND PRODUCT CLAIMS. *                   shall have the initial right to manage
solely the defense of the parties against any Existing Patent Claims or Vehicle
Claims. If *             elects to exercise such right as to such a claim,
*         shall cooperate with InSite at InSite's request and *
shall have the right to be represented by counsel selected by *        . If*
elects not to exercise such right as to such a claim, *
shall have the right to manage solely the defense of the parties against the
claim, and *             shall cooperate with *        at * request and shall
have the right to be represented by counsel selected by *        .

        10.4 SETTLEMENTS. The party that manages solely the defense of the parties against Subject Claims shall also have the sole right to settle such claims on terms deemed appropriate by such party; provided that (a) such party shall consult with the other party concerning the terms of any settlement agreement before entering into such an agreement and (b) neither party shall settle any Subject Claim without the prior written consent of the other, which the other shall not unreasonably withhold or delay.

        10.5 COSTS OF DEFENSE. If *          elects to solely manage the
defense, *          shall be responsible for the reasonable fees and costs of
attorneys and consultants, together with the court costs, incurred by both parties in defending against Subject

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Claims. *      shall bear its own costs when assisting *              in a
defense and all costs if *              solely manages the defense.

        10.6 PAYMENTS TO THIRD PARTIES. If *           is required by a final
court order or a settlement agreement entered into in good faith to make royalty payments or other payments to a third party in connection with the disposition of any Subject Claim in any country, *
                                                                               .

        10.7 NO THIRD PARTY EFFECT. Neither this Article 10, nor any exercise of rights or fulfillment of obligations under this Article 10, shall affect by itself any indemnification or contribution rights of either party against any third party.

                                   ARTICLE 11

                          INFRINGEMENT BY THIRD PARTIES

        11.1 NOTICE. If any of the INSITE PATENT RIGHTS or INSITE KNOW-HOW is infringed by a third party, the party first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of such infringement (to the extent then known by the party having notice) in reasonable detail.

        11.2   PROSECUTION OF ACTIONS.

                     (a) InSite shall have the primary right, but not the
               obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the INSITE PATENT RIGHTS or INSITE KNOW-HOW arising from the development, manufacture, processing or use of the COMPOUND in the FIELD or the finishing, distribution, marketing, detailing or sale of the PRODUCT(S), by counsel of its own choice. P&U shall cooperate with InSite at InSite's request in the prosecution of such action or proceeding. If InSite determines that P&U is an indispensable party to the action, P&U hereby consents to be joined. In such event, P&U shall have the right to be represented in that action by counsel of its own choice and expense.

                     (b) If InSite fails to bring an action or proceeding within a period of thirty (30) days after receiving written notice from P&U or otherwise having knowledge of that infringement, P&U shall have the right to bring and control any such action by counsel of its own choice and expense. If P&U determines that InSite is an indispensable party to the action, InSite hereby consents to be joined. In such event, InSite shall have the right to be represented in that action by counsel of its own choice and expense.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                     (c) No settlement, consent judgment or other voluntary
               final disposition of a suit under this Article 11 may be entered into without the joint consent of P&U and InSite, which consent shall not be withheld unreasonably.

                     (d) If InSite brings an action, any damages or other
               monetary awards recovered by InSite shall be applied first to defray the costs and expenses incurred in the action. If any
               balance remains, InSite shall pay P&U *          of such balance.

                     (e) If InSite fails to bring action and P&U brings action
               any damages or other monetary awards recovered by P&U shall be applied first to defray the costs and expenses incurred in the action. If any balance remains, P&U shall pay InSite
               *       of such balance.

                                   ARTICLE 12

                             MUTUAL INDEMNIFICATION

        12.1 EMPLOYEES. Each party shall indemnify the other party, such other party's successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "Other Party's Indemnitees"), defend and hold each Other Party's Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including without limitation reasonable attorneys' fees) (any of the foregoing being referred to collectively as "Damages") incurred by or asserted against any Other Party's Indemnitee by or on behalf of the indemnifying party's employees that arise out of activities conducted under this Agreement by such employees.

        12.2 INSITE'S RIGHT TO INDEMNIFICATION. P&U shall indemnify each of InSite, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "InSite Indemnitees"), defend and hold each InSite Indemnitee harmless from and against on an after-tax basis, any and all Damages incurred by or asserted against any InSite Indemnitee of whatever kind or name, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as result of a claim or demand made by a third party (a "Third Party Claim") against any InSite Indemnitee because of (a) breach of any representation or warranty made by P&U in paragraph 9.2 hereof; (b) the safety or dosage of the PRODUCT(S), unless attributable to an item under the responsibility of InSite; (c) the manufacture, processing, testing, packaging, sale or promotion of any PRODUCT(S), or the establishment of specifications for the manufacture, processing, testing, sale or packaging of a PRODUCT(S) by or on behalf of P&U or its licensees (except activities undertaken by InSite); (d) the failure of P&U to disclose any material or drug safety information in P&U's possession to InSite regarding any PRODUCT(S); (e) the labeling, warehousing, distribution or detailing of any PRODUCT(S) by or on behalf of P&U or its licensees or (f) any breach of this Agreement by P&U, except, in each such


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

case, to the extent that such Damages result from the negligence or misconduct of InSite. InSite shall promptly notify P&U of any Third Party Claim of which it becomes aware and shall permit P&U, at P&U's cost, to defend InSite against such Third Party Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle (subject to InSite's consent, which consent shall not be unreasonably withheld) or appeal) of such claim and shall cooperate in the defense thereof. InSite may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of P&U and shall cooperate with P&U and its insurer in the disposition of any such matter.

        12.3 P&U'S RIGHT TO INDEMNIFICATION. InSite shall indemnify each of P&U, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the "P&U Indemnitees"), defend and hold each P&U Indemnitee harmless from and against, on an after-tax basis, any and all Damages incurred by or asserted against any P&U Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a Third Party Claim against any P&U Indemnitee because of (a) breach of any warranty made by InSite in paragraph 9.1; (b) the failure of InSite to manufacture, process, test or package for clinical trials, as applicable, PRODUCT(S) according to specifications; (c) the failure of InSite to disclose any material or drug safety information in InSite's possession to P&U regarding any PRODUCT(S); or (d) any breach of this Agreement by InSite, except, in each such case, to the extent that such Damages result from the negligence or misconduct of P&U or its licensees (except activities undertaken by InSite). P&U shall promptly notify InSite of any Third Party Claim of which it becomes aware and permit InSite, at InSite's cost, to defend P&U against such Third Party Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle (subject to P&U's consent, which consent shall not be unreasonably withheld) or appeal) of such Third Party Claim and shall cooperate in the defense thereof. P&U may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of InSite and will cooperate with InSite and its insurer in the disposition of any such matter.

                                   ARTICLE 13

             CONFIDENTIALITY: AUTHORIZED DISCLOSURES: DISCLOSURE OF
                                   INFORMATION

        13.1 CONFIDENTIALITY OF DISCLOSED INFORMATION. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, the parties agree that, for the TERM of this Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any INFORMATION or other information furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party that such Confidential Information:

                      (a) was already known by the receiving party, other than
               under an obligation of confidentiality, at the time of disclosure to the receiving party;

                      (b) was generally available to the public or otherwise
               part of the public domain at the time of disclosure to the receiving party;

                      (c) became generally available to the public or otherwise
               part of the public domain after the time of disclosure to the receiving party other than through any act or omission of the receiving party in breach of this Agreement;

                     (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party not obligated to the disclosing party not to disclose such INFORMATION to others; or

                     (e) is or becomes independently developed by the receiving party without the receiving party violating any of its obligations under this Agreement.

        13.2 AUTHORIZED DISCLOSURES. Each party may disclose the other party's Confidential Information hereunder to the extent reasonably necessary in connection with the exercise of its rights and discharge of its obligations under this Agreement or in connection with negotiations related to the sale of the total stock of either party or its business, provided all such disclosures are subject to written confidentiality obligations containing provisions no less protective than those contained herein. Such permitted disclosures include those made in connection with filing or prosecuting PATENT APPLICATIONS, prosecuting or defending litigation, complying with applicable governmental regulations, or conducting non-clinical or clinical trials. If a party is required by law or regulation to make any such disclosure of the other party's Confidential Information it will, except where impractical for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of PATENT APPLICATIONS, will use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

        13.3 CONFIDENTIALITY OF INSITE KNOW-HOW. In light of the grant of an exclusive license to P&U of the INSITE KNOW-HOW, InSite agrees to maintain the confidentiality of the INSITE KNOW-HOW during the TERM of this Agreement; provided, that in the event this Agreement is terminated due to breach by InSite, InSite agrees to maintain the confidentiality of the INSITE KNOW-HOW to the same extent it is obligated under paragraphs 13.1 and 13.2 to maintain the confidentiality of Confidential Information disclosed by P&U.

        13.4   DISCLOSURES BY THE PARTIES.

                      (a) In accordance with the procedures established by the
               DC or P&U, as the case may be, and at any time upon the reasonable written request of the other party, each party shall disclose to the other all Confidential Information and INFORMATION reasonably necessary in connection with the exercise of each party's rights and discharge of its obligations under this Agreement.

                      (b) In furtherance of the foregoing, upon P&U's request
               from time to time, InSite shall allow P&U's personnel to (i) visit the manufacturing and research facilities of InSite, its consultants and suppliers, (ii) monitor the quality of manufactured PRODUCT(S) and (iii) consult with personnel to discuss and review such Confidential Information or INFORMATION. The parties shall schedule all such activities at mutually agreeable times.

                      (c) As soon as practicable the parties shall report to
               each other any serious adverse experience information associated with the uses of the PRODUCT(S) or the VEHICLE (including such information relating to side effects, injuries, toxicity associated with clinical uses, and product failures) provided that InSite shall not be required to report to P&U adverse event experience information which is deemed by InSite to be related solely to other drugs delivered by the VEHICLE.

        13.5 TERMINATION OF CONFIDENTIALITY AGREEMENT. All Confidential Information previously disclosed by the parties shall be subject to the terms of paragraphs 13.1 and 13.2 and shall no longer be subject to the terms of the June 19, 1997 Confidentiality Agreement.

                                   ARTICLE 14

                      PUBLICITY; USE OF NAME AND TRADEMARKS

        14.1 PUBLICITY RELATED TO THIS AGREEMENT. Except as provided in Section
14.2 and as required by law, neither party shall (i) disclose to any third party any financial or other terms or conditions of this Agreement, nor (ii) originate or initiate any publicity, news release or public announcement, written or oral, whether to the public, press, stockholders or otherwise, relating to the existence, scope or economic terms of this Agreement, performance under it or any of its specific terms or conditions, without the express prior written consent of the other party.

        14.2 PUBLICITY RELATED TO THE PROJECT. Subject to the other provisions of this Agreement, P&U may disclose INFORMATION generated by studies sponsored by P&U, or disclose any conclusions based on such INFORMATION, after giving InSite a reasonable opportunity to review and comment on (but not approve) any such disclosure. In addition, each party may announce periodically whether Phase I, II or III studies involving the PRODUCT(S) are underway or to be initiated. Any other disclosures of information generated by the PROJECT may only be made with the approval of the DC or P&U, as the case may be, except to the extent required by law or to the extent such INFORMATION is publicly known through no fault of InSite or P&U.

        14.3 INVESTIGATOR PUBLICATIONS. Notwithstanding anything set forth in this Agreement to the contrary, investigators who conduct clinical studies of the PRODUCT(S) sponsored by P&U may publish the results of their studies, provided they agree to submit a draft of the publication to P&U for review a reasonable period of time before submission to the publisher. P&U will share with InSite the draft for InSite's review as soon as practicable. Both parties understand that neither party will have the right to approve or disapprove the publication. If InSite or P&U believes the results of a sponsored study could be patented, then the investigator will not be allowed to publish until a patent application has been filed.

        14.4 POST-APPROVAL USE. Notwithstanding anything set forth in this Agreement to the contrary, following approval of the PRODUCT(S), P&U shall be permitted to use and publicize INFORMATION generated by the PROJECT in connection with the commercialization and promotion of the PRODUCT(S), together with all of InSite's clinical data and Non-clinical data related to the Products, in accordance with applicable laws and regulations.

        14.5 USE OF NAME AND TRADEMARKS. Unless specifically authorized by this Agreement, neither party shall use in any manner the names or trademarks of the other party without the express written consent of such party.

                                   ARTICLE 15

                       CLOSING DATE: TERM AND TERMINATION

        15.1 CLOSING DATE. Notwithstanding its mutual execution on the dates indicated below, this Agreement shall not become effective until the Initial Closing (as that term is defined in the Stock Purchase Agreement) of the sale and purchase of shares of Common Stock of InSite under the terms of the Stock Purchase Agreement and the assignment or sublicensing of the RELATED TECHNOLOGY RIGHTS to P&U free of any charges whatsoever. The date on which such Initial Closing occurs is referred to in this Agreement as the "Closing Date."

        15.2 TERM. This Agreement shall commence as of the Closing Date and, unless it is sooner terminated or expires in whole or in part as specifically provided herein, shall continue in effect until the expiration of all of the royalty obligations contained in paragraph 5.1 above. After expiration (but not termination) of this Agreement, any licenses to P&U from InSite then in effect shall become non-exclusive, fully paid, perpetual and royalty-free.

        15.3 TERMINATION BY P&U. P&U may terminate this Agreement at any time because of a material adverse development related to the safety or efficacy of the

PRODUCT, significant adverse change in the market for PRODUCT(S) in the Territory as a whole, the quality of the PRODUCT(S) ("Adverse Development") or, in its sole discretion, without cause (i.e., not because of an Adverse Development or default by InSite). If P&U elects to terminate this Agreement because of an Adverse Development, P&U shall pay the Development Payments for the next ninety (90) days; or, if without cause, P&U shall pay the remainder of the Development Payments, if any, required during the Initial Term as provided in Section 3.4(b). In either event, P&U shall (1) give InSite ninety (90) days advance notice of such termination, and (2) provide InSite, free-of-charge, with the Termination Documents (as defined below), which InSite may use as InSite sees fit and which InSite may provide to a third party partner for use in continuing development of the PRODUCT(S). For purposes of this paragraph 15.3 "Termination Documents" means the following documents: (i) a copy of all protocols and PATENT APPLICATIONS prepared by P&U and regulatory filings made by P&U under this Agreement, (ii) a copy of all reports on non-clinical and clinical studies sponsored by P&U under this Agreement that have been filed or prepared for filing with the FDA or other regulatory authorities, (iii) the data underlying any Non-clinical and clinical database owned by P&U in computer-readable form if readily available in a non-proprietary format which is related to the FIELD, and (iv) a copy of all case report forms for patients enrolled in clinical studies for the PRODUCT(S) sponsored by P&U for which no report has been prepared at the time of termination. P&U will have no obligation to complete or prepare study reports that have not been completed at the time of termination, but will assist InSite reasonably in doing so. If P&U terminates this Agreement pursuant to this paragraph 15.3, all rights granted to P&U shall terminate forthwith.

        15.4 TERMINATION FOR DEFAULT. Subject to paragraph 18.4, if either party is in default of any of its material obligations under this Agreement and fails to remedy that default within sixty (60) days after receipt of written notice of such default, the party not in default may terminates this Agreement immediately by giving written notice of such termination. In the event of a dispute regarding royalties owing under this Agreement, all undisputed amounts shall be paid when due and the balance, if any, shall be paid promptly after settlement of the dispute. If P&U terminates this Agreement because of InSite's material breach, the licenses granted pursuant to paragraph 2.1 shall survive such termination, subject to any ongoing royalty obligations under paragraphs 5.1 and
5.5. If InSite terminates this Agreement because of P&U's material breach, all license rights granted to P&U shall terminate forthwith, and P&U shall transfer ownership of all Data to InSite.

        15.5 SURVIVING RIGHTS. Termination of this Agreement shall not terminate P&U's obligation to pay all applicable Development Payments, royalties and other payments which shall have accrued hereunder. The obligations of the parties under Article 7 (Record Keeping and Audits), 11 (Infringement by Third Parties), 12 (Mutual Indemnification), and under paragraphs 13.1 (Confidentiality), 13.2 (Authorized Disclosures) and 13.3 (Confidentiality of INSITE KNOW-HOW) of this Agreement will survive the termination or expiration of this Agreement.

       15.6 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

                                   ARTICLE 16

                          EXCLUSIVITY; OTHER PRODUCT(S)

        16.1 EXCLUSIVITY. During the TERM of this Agreement, InSite shall work on the research, development and commercialization of the COMPOUND for use in the FIELD exclusively pursuant to this Agreement.

        16.2 OPTION FOR OTHER PRODUCTS. Either party shall have the option to propose development of other products. If either party makes such a proposal, the parties shall negotiate the terms and conditions of such research, development and commercialization in good faith.

                                   ARTICLE 17

                              PROTECTIVE PROVISIONS

        17.1 GENERAL.

                     (a) InSite agrees to reasonably cooperate with P&U in
               negotiating agreements with vendors that supply InSite critical goods and services relating to the PRODUCT(S). P&U has the right to demand that the goods and services be sold and provided directly to P&U.

                     (b) Upon InSite's failure to cure any material breach of
               its obligations hereunder, P&U shall automatically have the right to engage in or make arrangements for substitute performance.

        17.2 OUTSIDE THE U.S. InSite assigns a joint ownership interest to P&U in all INSITE PATENT RIGHTS and INSITE KNOW-HOW outside the United States that relate solely to, or are used or will be used solely in connection with, the development, manufacture, processing, use of the COMPOUND for use in the FIELD and the finishing, distribution, marketing, detailing and sale of PRODUCT(S). P&U agrees to assign such joint ownership interest back to InSite upon termination or expiration of this Agreement.

                                   ARTICLE 18

                                  MISCELLANEOUS

       18.1 AGENCY. Neither party is nor shall be deemed to be an employee, agent, co-venturer or legal representative of the other party for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other party, nor shall either party be entitled to pledge the credit of the other party in any way or hold itself out as having the authority to do so.

        18.2 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any party without the prior written consent of the other (which consent shall not be unreasonably withheld following the conclusion of the PROJECT); provided, however, that either party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger, securities sale or sale of substantially all of its business unit or assets to which this Agreement relates in a manner such that the assignor or the assignee shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the parties and the name of a party appearing herein shall be deemed to include the names of such party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this paragraph shall be void.

        18.3 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

        18.4 FORCE MAJEURE. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any force majeure event, including but not limited to acts of God, acts of government, fire, flood, earthquake, strikes, labor disputes, and the like, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause. Notwithstanding the foregoing, nothing in this paragraph
18.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided. If a party's performance cannot be resumed within 180 days of its suspension, this Agreement may be terminated by the other party upon 30 days prior written notice.

        18.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received
(a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to InSite and P&U at their respective addresses as listed below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof), (c) upon transmission of facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service:

       If to P&U, address to:          Pharmacia & Upjohn
                                       Attention:  Vice President, Licensing
                                       95 Corporate Drive
                                       Bridgewater, New Jersey 08807-0995

                                       Pharmacia & Upjohn AB
                                       Chief Legal Counsel
                                       Lindhagensgatan 133
                                       112 87 Stockholm
                                       Sweden

       with a copy to:                 Pharmacia & Upjohn
                                       Attention:  Vice President, Corporate Law
                                       95 Corporate Drive
                                       Bridgewater, New Jersey 08807-0995

       If to InSite, address to:       InSite Vision Incorporated
                                       Attention:  Chief Executive Officer
                                       965 Atlantic Avenue
                                       Alameda, California 94501

       with a copy to:                 Brobeck, Phleger & Harrison LLP
                                       Attention:  Timothy R. Curry
                                       Two Embarcadero Place
                                       2200 Geng Road
                                       Palo Alto, CA 94303

        18.6 AMENDMENT: APPROVAL. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party. No approval provided for in this Agreement shall be valid or effective unless confirmed in writing.

        18.7 WAIVER. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

        18.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        18.9 DESCRIPTIVE HEADINGS. This descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

       18.10 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York and the United States of America, without regard to choice of law rules.

        18.11 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

        18.12 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a party to export, re-export or otherwise transfer any INFORMATION transferred hereunder or PRODUCT(S) manufactured therefrom without compliance with applicable laws.

        18.13 ENTIRE AGREEMENT OF THE PARTIES. This Agreement, including the other written agreements referred to herein and the Schedules attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the parties, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof. To the extent appropriate, the provisions of this Agreement shall apply to the other agreements referred to herein.

        18.14 SECTIONS AND ARTICLES. Unless specified otherwise, references to paragraphs and Articles are to paragraphs and Articles of this Agreement.

        18.15 EUROPEAN UNION. The parties acknowledge that this Agreement may need to be notified to the European Commission at some point during the TERM of this Agreement. Accordingly, upon reasonable request of either party, the parties shall cooperate in notifying this Agreement and seeking a conclusion of the notification process satisfactory to both parties. If at any time the European Commission determines that any provision of this Agreement is unenforceable or otherwise not permitted under the laws, rules and regulations of the European Union, the parties agree to initiate good faith negotiations aimed at modifying such provision in a manner that is acceptable to the European Commission and the parties.

        18.16 YEAR 2000 COMPLIANCE. The parties represent and warrant that all of its actions and services provided under this Agreement are Year 2000 Compliant. The parties shall be responsible for any and all damages and costs, whether direct or indirect, incidental or consequential, including lost profits, suffered by the other party as a result of any breach of this representation and warranty of the Year 2000 Compliance.

       IN WITNESS WHEREOF, InSite and P&U have as of the Closing Date duly executed this Agreement, including the Schedules that are incorporated herein and made a part hereof.

                                    INSITE VISION INCORPORATED



                                    By:_______________________________
                                    Name:
                                    Title:

                                    PHARMACIA & UPJOHN AB


                                    By:_______________________________
                                    Name:
                                    Title:



                                    By:_______________________________
                                    Name:
                                    Title: